Capital Income Builder

333 South Hope Street
Los Angeles, California 90071-1406

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,907,778
Class B	$118,215
Class C	$211,780
Class F	$99,428
Total	$2,337,201
Class 529-A	$22,604
Class 529-B	$2,995
Class 529-C	$7,190
Class 529-E	$1,123
Class 529-F	$386
Class R-1	$1,459
Class R-2	$9,250
Class R-3	$11,998
Class R-4	$3,357
Class R-5	$14,934
Total	$75,296

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$2.1718
Class B	$1.7342
Class C	$1.7096
Class F	$2.1474
Class 529-A	$2.1377
Class 529-B	$1.6683
Class 529-C	$1.6744
Class 529-E	$1.9592
Class 529-F	$2.2368
Class R-1	$1.6916
Class R-2	$1.6913
Class R-3	$1.9457
Class R-4	$2.1147
Class R-5	$2.2812

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	975,476
Class B	73,663
Class C	143,819
Class F	58,320
Total	1,251,278
Class 529-A	12,686
Class 529-B	2,045
Class 529-C	5,106
Class 529-E	669
Class 529-F	227
Class R-1	1,150
Class R-2	6,591
Class R-3	7,575
Class R-4	1,995
Class R-5	7,788
Total	45,832

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$59.91
Class B	$59.91
Class C	$59.91
Class F	$59.91
Class 529-A	$59.91
Class 529-B	$59.91
Class 529-C	$59.91
Class 529-E	$59.91
Class 529-F	$59.91
Class R-1	$59.91
Class R-2	$59.91
Class R-3	$59.91
Class R-4	$59.91
Class R-5	$59.91